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                                                                     EXHIBIT 3.6

                     AMENDMENT TO ARTICLE III, SECTION 2 OF
               THE BYLAWS OF PACIFIC SUNWEAR OF CALIFORNIA, INC.,
                            A CALIFORNIA CORPORATION

        SECTION 2. NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors shall be not less than five nor more than nine until changed by Amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed, within the limits specified, by amendment of the next sentence duly adopted either by the Board of Directors or the shareholders. The exact number of directors shall be seven until changed as provided in this Section 2.